Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors and Unitholders
Antero Midstream Partners LP:

We consent to (i) the incorporation by reference in this registration statement on Form S-3 of Antero Midstream Partners LP of our report dated February 24, 2016, with respect to the combined consolidated balance sheets of Antero Midstream Partners LP and its accounting predecessor as of December 31, 2014 and 2015, the related combined consolidated statements of operations and comprehensive income, partners’ capital, and cash flows for each of the years in the three-year period ended December 31, 2015, and the effectiveness of internal control over financial reporting as of December 31, 2015, which reports appear in the December 31, 2015 annual report on Form 10-K of Antero Midstream Partners LP and (ii) the reference to our firm under the heading “Experts” in the prospectus.

As discussed in Note 1 to the consolidated combined financial statements of Antero Midstream Partners LP, the balance sheets, and the related consolidated combined statements of operations, partners’ capital, and cash flows have been prepared on a combined basis of accounting.

/s/ KPMG LLP

Denver, Colorado
March 23, 2016